Advanced Cell Technology Announces 2011 Financial Results

MARLBOROUGH, Mass.--(BUSINESS WIRE)--

Advanced Cell Technology, Inc. (“ACT”, OTCBB: ACTC), a leader in the field of regenerative medicine, today announced year-end results for the year ended December 31, 2011. The Company utilized $13.6 million in cash for operations during the year, compared to $8.8 million in the year-earlier period. The increase in cash utilization resulted primarily from ACT’s ongoing clinical activities in the US and Europe. ACT ended the year with cash and cash equivalents of $13.1 million, compared to $15.9 million in cash and cash equivalents in the year-earlier period.

Some of the 2011 highlights included:

•	FDA and MHRA clearance for clinical trials using human embryonic stem cell (hESC)-derived retinal pigment epithelium (RPE) to treat dry age-related macular degeneration (AMD) and Stargardt’s Macular Dystrophy (SMD) in the US and Europe
•	Leading ocular medical institutions such as UCLA’s Jules Stein Eye Institute and the Wills Eye Institute in Philadelphia chosen as sites for the Company’s Phase I/II clinical trials
•	Commencement and dosing of patients in the first ever clinical trials using (hESC)-derived RPE cells to treat dry AMD and SMD
•	First patients in SMD and dry AMD clinical trials pass Data & Safety Monitoring Board (DMSB) review. Company approved to treat next patients
•	Global settlement agreement reached with debenture holders releasing the Company from significant contingent liabilities
•	Strengthened Board of Directors through the appointments of industry experts Gregory D. Perry, Zohar Loshitzer, and Dr. Robert Langer
•	Secured patent covering the single-blastomere technology allowing cultivation of human embryonic stem cells without embryo destruction
•	Company receives exclusive license for hemangioblast technology in North America and first patent for generating hemangioblast cells to treat vascular and hematopoietic disorders
•	EU Orphan Medicinal Product Designation for hESC-derived RPE cells for treatment of Stargardt’s Disease
•	Issued broad patent for hESC-derived RPE cells in China
•	Collaboration with Roslin Cells for storage and distribution of embryonic stem cells using ACT’s Blastomere Technology

“2011 was a very important and successful year for ACT as we began our Phase 1/2 trials for the treatment of macular degeneration,” said Gary Rabin, chairman and CEO of ACT. “We are very excited about the preliminary Phase 1/2 clinical data from our dry-AMD and Stargardt’s disease trials, which were published in The Lancet earlier this year. The data demonstrated the safety of ACT’s human embryonic stem cell (hESC)-derived retinal pigment epithelium (RPE) cells for the treatment of both diseases. The vision of both patients appears to have improved after transplantation, and no adverse safety issues have been observed. We look forward to validating these early findings as we expand these clinical activities throughout this year. Additionally, we made significant progress in advancing our scientific platform, expanding our board of directors and management team and strengthening our balance sheet.”

The Company also announced today that it expects to shortly file a preliminary proxy statement with the Securities and Exchange Commission in which it will seek shareholder approval for a reverse split of between 1-for 20 and 1-for 80 shares. The Company is pursuing the reverse split for the sole purpose of meeting the requirements necessary for a listing on the Nasdaq Global Market. The Company believes that a listing on a national change will allow it to expand its shareholder base and improve the marketability of its common stock by attracting a broader range of investors.

Conference Call

The Company will hold a conference call at 9:00 a.m. EST tomorrow, during which it will discuss 2011 results and provide an update on clinical activities. Interested parties should dial (888)264-3177 followed by the reference conference ID number: 57426004. The call will be available live and for replay by webcast at: http://us.meeting-stream.com/advancedcelltechnology030212

About Advanced Cell Technology, Inc.

Advanced Cell Technology, Inc., is a biotechnology company applying cellular technology in the field of regenerative medicine. For more information, visit www.advancedcell.com.

Forward-Looking Statements

Statements in this news release regarding future financial and operating results, future growth in research and development programs, potential applications of our technology, opportunities for the company and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: limited operating history, need for future capital, risks inherent in the development and commercialization of potential products, protection of our intellectual property, and economic conditions generally. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including the report on Form 10-K for the year ended December 31, 2010. Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. There can be no assurance that the Company’s clinical trials will be successful.

Contact:

Investors:
CEOcast, Inc.
James Young, 212-732-4300
or
Press:
ACT Corporate Communications
Bill Douglass, 646-450-3615
or
Russo Partners
Martina Schwarzkopf, Ph.D., 212-845-4292